Exhibit 5.1

Sally A. Kay

T: +1 650 843 5582

skay@cooley.com

October 16, 2013

Portola Pharmaceuticals, Inc.

270 E. Grand Avenue

South San Francisco, California 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Portola Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-191609) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 4,457,710 shares (the “Company Shares”) of the Company’s common stock, par value $0.001 (“Common Stock”) to be sold by the Company, 1,908,803 shares of Common Stock to be sold by certain selling stockholders (the “Stockholder Shares”) and up to 954,976 shares of Common Stock that may be sold by the Company pursuant to the exercise of an option to purchase additional shares granted to the underwriters (the “Option Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware, as amended.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares and the Option Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable and that the Stockholder Shares and the Option Shares have been validly issued and are fully paid and non-assessable.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Portola Pharmaceuticals, Inc.

Page Two

We consent to the reference to our firm under the caption “Legal matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

/s/ Sally A. Kay
Sally A. Kay

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM